Exhibit 5.1

June 30, 2026

Progress Software Corporation

15 Wayside Road, Suite 400

Burlington, MA 01803

Re: Progress Software Corporation – Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Associate General Counsel and Assistant Corporate Secretary of Progress Software Corporation (the “Company”), and I have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), to be filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering (i) an additional 2,000,000 shares (the “Plan Shares”) of its common stock, par value $0.01 per share (“Common Stock”), issuable to eligible persons under the Progress Software Corporation 2008 Stock Option and Incentive Plan, as amended and restated (the “Plan”) and (ii) an additional 900,000 shares (the “ESPP Shares and, together with the Plan Shares, the “Shares”) of its Common Stock issuable to eligible persons under the Progress Software Corporation 1991 Employee Stock Purchase Plan, as amended and restated (the “ESPP”).

I have examined the Certificate of Incorporation and Bylaws of the Company, each as amended and restated to date, and originals, or copies certified to my satisfaction, of all pertinent records of the meetings of the board of directors and stockholders of the Company, the Registration Statement, the Plan, the ESPP, and such other documents relating to the Company as I have deemed material for the purposes of this opinion.

In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents. I assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with each of the Plan and the ESPP, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

I am of the opinion, based upon my familiarity with the affairs of the Company and upon my examination of the law and pertinent documents, that the Shares, when issued and sold pursuant to the Plan or the ESPP, as applicable, and when the Registration Statement has become effective under the Act, will be duly authorized, validly issued, fully paid, and non-assessable shares of Common Stock of the Company.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement with respect to the Shares under the Act. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

The opinions expressed herein are limited to the Delaware General Corporation Law.

Very truly yours,

/s/ Michael J. Slovak

Michael J. Slovak

Associate General Counsel and Assistant Corporate Secretary